Exhibit 10.2

VARSITY GROUP INC.

SECOND AMENDED AND RESTATED 1998 STOCK OPTION PLAN

1. PURPOSE.

This Stock Plan (hereinafter referred to as this “Plan”) amends and restates the first amended and restated 1998 Stock Option Plan previously adopted and is intended to promote the best interests of the Corporation and its stockholders by (a) enabling the Corporation and any Parent or Subsidiary to attract and retain persons of ability as employees, directors, consultants and advisers, (b) providing an incentive to such persons by affording them an equity participation in the Corporation and (c) rewarding those employees, directors, consultants and advisers who contribute to the operating progress and earning power of the Corporation or any Parent or Subsidiary.

2. DEFINITIONS.

The following terms shall have the following meanings when used herein unless the context clearly otherwise requires:

A.	“AWARD” means an award of an Option, SAR, or Restricted Stock made under the Plan.

B.	“BOARD OF DIRECTORS” means the Board of Directors of the Corporation.

C.	“CODE” means the Internal Revenue Code of 1986, as amended, or any successor provisions.

D.	“COMMON STOCK” means the Common Stock of the Corporation, par value $0.001 per share.

E.	“CONTROLLING PARTICIPANT” means any Eligible Person who, immediately before any Award is granted to that particular Eligible Person, directly or indirectly possesses more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

F.	“COMMITTEE” means any committee to which the Board of Directors delegates any responsibility for the implementation, interpretation or administration of this Plan.

G.	“CORPORATION” means Varsity Group Inc., a Delaware corporation.

H.	“ELIGIBLE PERSON” means any employee or director of, or consultant or adviser to, the Corporation or any Parent or Subsidiary.

I.	“EXERCISE PRICE” means the price at which a share of Incentive Stock may be purchased by a particular Participant pursuant to the exercise of an Option.

J.	“FAIR MARKET VALUE” means the value of a share of Incentive Stock as determined by the Board of Directors in a manner that the, Board of Directors believes to be in accordance with the Code.

K.	“INCENTIVE STOCK” means shares of Common Stock issued pursuant to this Plan.

L.	“ISO” means an Option (or a portion thereof) intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision.

M.	“NQSO” means an option (or a portion thereof) which is not intended to, or does not, qualify for any reason as an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision.

N.	“OPTION” means the right of a Participant to purchase shares of Incentive Stock in accordance with the terms of this Plan and the Stock Option Agreement between such Participant and the Corporation.

O.	“PARENT” means any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation if, at the time of granting of an Award each of the corporations (other than the Corporation) owns stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.

P.	“PARTICIPANT” means any Eligible Person to whom an Award has been granted pursuant to this Plan and who is a party to a Stock Option Agreement or to a Restricted Stock Agreement.

Q.	“RESTRICTED STOCK” means shares of Incentive Stock awarded to a Participant subject to certain restrictions as set forth in this Plan and in the Restricted Stock Agreement between the Participant and the Corporation.

R.	“RESTRICTED STOCK AGREEMENT” means an agreement by and between a Participant and the Corporation setting forth the specific terms and conditions of an award of Restricted Stock under this Plan. Such Restricted Stock Agreement shall be subject to the provisions of this Plan (which shall be incorporated by reference therein) and shall contain such provisions as the Board of Directors, in its sole discretion, may authorize.

S.	“SAR” means the right of a Participant to receive cash or other consideration equal to the difference between the Fair Market Value of the Incentive Stock covered by all or any unexercised portion of an Option on the date of exercise of the SAR and the Fair Market value of such Incentive Stock on the date of grant of the SAR.

T.	“STOCK OPTION AGREEMENT” means an agreement by and between a Participant and the Corporation setting forth the specific terms and conditions of an Option and/or SAR, which shall establish the specific terms and conditions under which Incentive Stock may be purchased by such Participant pursuant to the exercise of such Option. Such Stock Option Agreement shall be subject to the provisions of this Plan (which shall be incorporated by reference therein) and shall contain such provisions as the Board of Directors, in its sole discretion, may authorize.

U.	“SUBSIDIARY” means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if, at the time of granting of an Award, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.

V.	“TERMINATION OF EMPLOYMENT” shall be defined in each individual Restricted Stock Agreement.

3. ADOPTION AND ADMINISTRATION OF PLAN.

A.	This Plan, as amended and restated shall become effective upon its adoption by the Board of Directors.

B.	Any Award granted pursuant to this Plan shall be granted within ten (10) years from the date that this Plan is adopted by the Board of Directors or the date that this Plan is approved by the stockholders of the Corporation, whichever is earlier.

C.	The Board of Directors shall implement, interpret (except as expressly provided in this Plan) and administer this Plan. Without limiting the powers and authority of the Board of Directors in any respect, the Board of Directors shall have authority (i) to construe and interpret this Plan and any Stock Option Agreement or Restricted Stock Agreement entered into hereunder; (ii) to determine the Fair Market Value of Incentive Stock; (iii) to select Eligible Persons to whom Awards may from time to time be granted hereunder; (iv) to determine whether any Option or any portion thereof shall be an ISO or a NQSO; (v) to determine the number of shares of Incentive Stock to be covered by any Award and the Exercise Price applicable to any Option; (vi) to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award and to approve forms of Stock Option Agreement and Restricted Stock Agreement; (vii) to determine whether, and under what circumstances, an Option may be settled or paid in cash or other consideration; (viii) to amend, cancel, accept the surrender of, modify or accelerate the vesting of all or any portion of an Award, including amendments or modifications of an Option that may cause an ISO to become a NQSO; (ix) to authorize and implement any amendment, as required by the Code or with the consent of the Participant, to any Stock Option Agreement or Restricted Stock Agreement and the terms of any Award evidenced thereby; and (x) to establish policies and procedures for the exercise of Options and the satisfaction of withholding or other obligations arising in connection therewith.

D.	To the extent not prohibited by the General Corporation Law of the State of Delaware or the charter or bylaws of the Corporation, the Board of Directors may delegate any or all of its responsibilities hereunder to the Committee, and all references herein or in any Stock Option Agreement or Restricted Stock Agreement to the Board of Directors shall, to the extent applicable, be deemed to refer to and include the Committee. The Board shall be responsible for determining whether and to what extent its responsibilities under the Plan should be carried out by a committee composed of at least two non-employee directors, within the meaning of Rule 16b-3(b)(3) of the Securities and Exchange Commission and/or “outside directors” within the meaning of Section 162(m) of the Code.

E.	Any action taken by the Board of Directors (or the Committee) with respect to the implementation, interpretation or administration of this Plan shall be final, conclusive and binding.

4. TOTAL NUMBER OF SHARES OF INCENTIVE STOCK, INDIVIDUAL LIMITS ON SHARES.

The number of shares of Incentive Stock that (a) may be issued in the aggregate by the Corporation under this Plan pursuant to the exercise of Options granted hereunder, or pursuant to an Award of Restricted Stock, and which (b) may be covered by SARs granted hereunder which have not expired unexercised shall not be more than 5,500,000, which number may be increased only by a resolution adopted by the Board of Directors and approved within twelve (12) months after such adoption by the stockholders of the Corporation in accordance with applicable state law. Such shares of Incentive Stock may be issued out of the authorized and unissued or reacquired Common Stock of the Corporation. Any shares subject to an Award or portion thereof which expires or in the case of an Option, is terminated unexercised (unless by virtue of the exercise of an Option or SAR granted in tandem therewith) as to such shares may again be subject to an Award under this Plan. To the extent there shall be any adjustment pursuant to the provisions of Article 1 hereof, the aforesaid number of shares shall be appropriately so adjusted. The maximum number of shares of Incentive Stock with respect to which Awards may be granted to any one Eligible Person during any one calendar year shall be 350,000.

5. ELIGIBILITY AND AWARDS.

A.	The Board of Directors shall determine, at any time and from time to time, (i) any Eligible Person to whom the granting of an Award may further the purposes of this Plan in the view of the Board of Directors, (ii) whether any Option to be awarded to an Eligible Person shall be intended as an ISO or as a NQSO, the number of shares of Incentive Stock to be covered by any Award, the Exercise Price of any Option or SAR, whether such Option contains an SAR and all other terms and conditions of any Award, (iii) the Fair Market Value on the date of grant of the Option or SAR, (iv) the terms and conditions of the Stock Option Agreement to evidence such Option or SAR, including the restrictions, if any, applicable to the shares of Incentive Stock that may be acquired upon exercise of any portion of such Option, and (v) the terms and conditions of the Restricted Stock Agreement to evidence an award of Restricted Stock, including the restrictions applicable to such Restricted Stock. The Board of Directors may delegate to the appropriate officer or officers of the Corporation the authority to prepare, execute and deliver any Stock Option Agreement or Restricted Stock Agreement evidencing any Award granted under this Plan; provided, however, that any such Stock Option Agreement or Restricted Stock Agreement shall be consistent with the terms and conditions of this Plan.

B.	For any Option intended to qualify as an ISO, in whole or in part, (i) the Eligible Person shall then be an employee of the Corporation or a Parent or Subsidiary, as provided in the Code, (ii) the term during which such Option shall be in effect shall not be greater than ten (10) years provided, however, that the term shall not be greater than five (5) years for any Option granted to a Controlling Participant, (iii) the Exercise Price shall not be less than one hundred percent (100%) of the Fair Market Value on the date that such Option is granted provided, however, that, if an ISO shall be granted to a Controlling Participant, the Exercise Price shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date that such option is granted and (iv) such option is exercisable only by the Participant during his or her lifetime and shall be nontransferable by the Participant unless the Stock Option Agreement permits such Option to be transferred by will or the laws of descent and distribution or pursuant to a domestic relations order as defined by the Code or the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

C.	As soon as practicable after the Board of Directors determines to make an Award pursuant to section 3 hereof, the appropriate officer or officers of the Corporation shall give notice (written or oral) to such effect to each Eligible Person designated to be granted an Award, which notice shall be accompanied by a copy or copies of the Stock Option Agreement to be executed by such Eligible Person.

D.	Upon receipt of the notice specified in section 5 hereof, an Eligible Person shall have an Award, and shall thereby become and be a Participant, only after the due execution and delivery by such Eligible Person and the Corporation of a Stock Option Agreement or Restricted Stock Agreement, as applicable, (in such form and number as the officer or officers of the Corporation shall direct) by such date and time as shall be specified in such notice (unless waived by the Corporation).

E.	In the event that the Corporation or any Parent or Subsidiary assumes an Award granted by another entity, which Award is to be covered by this Plan and upon the exercise of which shares of Incentive Stock are to be issued, the terms and conditions of such Award shall remain unchanged (except, in the case of Options to be assumed, the exercise price and the number and nature of shares issuable upon exercise thereof, which shall be adjusted appropriately in accordance with the Code, and references to such other entity, which shall be deemed to refer to the Corporation). In the event that the Board of Directors elects to grant an Award under this Plan to replace an award granted by another entity (rather than assume such award), the holder of such award shall be eligible to receive such replacement Award, which in the case of Options, may be granted with a similarly-adjusted Exercise Price.

F.	In the case of an Option granted to a “covered employee” for purposes of Section 162(m) of the Code, the Exercise Price shall not be less than one hundred percent (100%) of the Fair Market Value on the date that such option is granted.

6. EXERCISE AND TERMINATION OF OPTIONS.

A.	An Option of a Participant may be exercised during the period such Option is in effect and as set forth herein and in the Stock Option Agreement, and only if compliance with all applicable Federal and state securities laws can be effected. An Option may be exercised only by (i) the Participant’s completion, execution and delivery to the Corporation of a notice of such Participant’s exercise of such option and an “investment letter” (if required by the Corporation) as supplied by the Corporation and (ii) the payment to the Corporation of the aggregate Exercise Price, in accordance with section 6 hereof and the Stock Option Agreement, for the shares of Incentive Stock to be purchased pursuant to such exercise (as shall be specified by such Participant in such notice). Except as specifically provided by a duly executed Stock Option Agreement or unless waived by the Board of Directors, an Option or any of the rights thereunder may be exercised by such Participant only, and may not be transferred or assigned, voluntarily, involuntarily or by operation of law (including, without limitation, the laws of bankruptcy, intestacy, descent and distribution and succession).

B.	Payment by each Participant for the shares of Incentive Stock purchased hereunder upon the exercise of an option shall be made by good check or in accordance with the terms of any Stock Option Agreement executed by such Participant.

C.	The Board of Directors at any time or from time to time may offer to buy out for a payment in cash or Incentive Stock all or a portion of an outstanding option held by a Participant, based on such terms and conditions as the Board of Directors shall establish and communicate to the Participant at the time that such offer is made. The Board of Directors may provide for the surrender of all or any portion of an Option in satisfaction of specified obligations of a Participant, including tax-withholding obligations.

D.	As a condition to the exercise of any option or SAR (for non-cash consideration), the Corporation shall have the right to require that the Participant (or the recipient of any shares of Incentive Stock or noncash consideration) remit to the Corporation or any Parent or Subsidiary an amount calculated by the Corporation to be sufficient to satisfy applicable Federal, state, foreign or local withholding tax requirements prior to the delivery of any stock certificate evidencing shares of Incentive Stock or other form of non-cash consideration; in lieu thereof, the Participant may satisfy applicable withholding tax requirements by electing to have the Corporation withhold from the Incentive Stock issuable upon exercise of an Option a number of whole shares having a Fair Market Value (determined on the date that the amount of tax to be withheld is to be fixed) at least equal to the aggregate amount required to be withheld. Whenever any payments are to be made in cash (upon the exercise of an SAR or otherwise), the Corporation shall be entitled, in its sole discretion, to deduct from such payment such amount calculated by the Corporation to be sufficient to satisfy applicable Federal, state, foreign or local withholding tax requirements thereon.

7. RESTRICTED STOCK.

A.	The Board of Directors may from time to time, in its absolute discretion, determine the purchase price, if any, and other terms and conditions applicable to any Award of Restricted Stock, consistent with the Plan.

B.	The Board of Directors shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

C.	Upon the selection of an Eligible Person to be awarded Restricted Stock, the Board of Directors shall instruct the Secretary of the Corporation to issue such Restricted Stock pursuant to a Restricted Stock Agreement and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

D.	Subject to paragraphs E and G below, upon delivery of the shares of Restricted Stock to the escrow holder pursuant to paragraph G, the Participant shall have, unless otherwise provided by the Board of Directors, all the rights of a stockholder with respect to said shares, subject to the restrictions in his Restricted Stock Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Board of Directors, any extraordinary distributions with respect to the Incentive Stock shall be subject to the restrictions set forth in paragraph E.

E.	All shares of Restricted Stock issued under the Plan (including any shares received by Participants thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Restricted Stock Agreement, be subject to such restrictions as the Board of Directors shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Corporation, Corporation performance and individual performance; provided, however, that, unless the Board of Directors otherwise provides in the terms of the Restricted Stock Agreement or otherwise, no share of Restricted Stock granted to a person subject to Section 16 of the Exchange Act shall be sold, assigned or otherwise transferred until at least six months and one day have elapsed from the date on which the Restricted Stock was issued, and provided, further, that, except with respect to shares of Restricted Stock granted to “covered employees” within the meaning of Section 162(m) of the Code, by action taken after the Restricted Stock is issued, the Board of Directors may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Restricted Stock Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire. If no consideration was paid by the Participant upon issuance, a Participant’s rights in unvested Restricted Stock shall lapse, and such Restricted Stock shall be surrendered to the Corporation without consideration, upon Termination of Employment with the Corporation; provided, however, that the Board of Directors in its sole and absolute discretion may provide that such rights shall not lapse in the event of a Termination of Employment following a “change of ownership or control” (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Corporation or because of the Participant’s death or disability; provided, further, except with respect to shares of Restricted Stock granted to “covered employees” within the meaning of Section 162(m) of the Code, the Board of Directors in its sole and absolute discretion may provide that no such lapse or surrender shall occur in the event of a Termination of Employment, or a Termination of Consultancy, without cause or following any “change of ownership or control” (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Corporation or because of the Participant’s retirement, or otherwise.

F.	The Board of Directors shall provide in the terms of each individual Restricted Stock Agreement that the Corporation shall have the right to repurchase from the Participant the Restricted Stock then subject to restrictions under the Restricted Stock Agreement immediately upon a Termination of Employment between the Participant and the Corporation, at a cash price per share equal to the price paid by the Participant for such Restricted Stock; provided, however, that the Board of Directors in its sole and absolute discretion may provide that no such right of repurchase shall exist in the event of a Termination of Employment following a “change of ownership or control” (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Corporation or because of the Participant’s death or disability; provided, further, that, except with respect to shares of Restricted Stock granted to to “covered employees” within the meaning of Section 162(m) of the Code, the Board of Directors in its sole and absolute discretion may provide that no such right of repurchase shall exist in the event of a Termination of Employment without cause or following any “change of ownership or control” (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Corporation or because of the Participant’s retirement, or otherwise.

G.	The Secretary of the Corporation or such other escrow holder as the Board of Directors may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under the Restricted Stock Agreement with respect to the shares evidenced by such certificate expire or shall have been removed.

H.	In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Board of Directors shall cause a legend or legends to be placed on certificates representing all shares of Restricted Stock that are still subject to restrictions under Restricted Stock Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.

I.	If a Participant makes an election under Section 83 of the Code, or any successor section thereto, to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall deliver a copy of such election to the Corporation immediately after filing such election with the Internal Revenue Service.

8. COSTS AND EXPENSES.

All costs and expenses with respect to the adoption, implementation, interpretation and administration of this Plan shall be borne by the Corporation; provided, however, that, except as otherwise specifically provided in this Plan or the applicable Stock Option Agreement or Restricted Stock Agreement between the Corporation and a Participant, the Corporation shall not be obligated to pay any costs or expenses (including legal fees) incurred by any Participant in connection with any Stock Option Agreement or Restricted Stock Agreement, this Plan or any Award or Incentive Stock held by any Participant.

9. NO PRIOR RIGHT OF AWARD.

Nothing in this Plan shall be deemed to give any director, officer or employee of, or advisor or consultant to, the Corporation or any Parent or Subsidiary, or such person’s legal representatives or assigns, or any other person or entity claiming under or through such person, any contract or other right to participate in the benefits of this Plan. Nothing in this Plan shall be construed as constituting a commitment, guarantee, agreement-or understanding of any kind or nature that the Corporation or any Parent or Subsidiary shall continue to employ, retain or engage any individual (whether or not a Participant). This Plan shall not affect in any way the right of the Corporation and any Parent or Subsidiary to terminate the employment or engagement of any individual (whether or not a Participant) at any time and for any reason whatsoever and to remove any individual (whether or not a Participant) from any position as a director or officer. No change of a Participant’s duties as an employee of the Corporation or any Parent or Subsidiary shall result in a modification of the terms of any rights of such Participant under this Plan or any Stock Option Agreement or any Restricted Stock Agreement executed by such Participant.

10. CHANGES IN CAPITAL STRUCTURE.

Subject to any required action by the stockholders of the Corporation and the provisions of the General Corporation Law of the State of Delaware, the number of shares of Incentive Stock represented by the unexercised portion of an Option or SAR, the maximum number of shares that may be awarded to any individual in any calendar year and the number of shares of Incentive Stock which has been authorized or reserved for issuance hereunder (whether such shares are unissued, reacquired or subject to an Award that expired, was cancelled, surrendered or terminated unexercised as to such shares), as well as the Exercise Price under the unexercised portion of an Option or SAR, shall be proportionately adjusted for (i) a division, combination or reclassification of any of the shares of Common Stock of the Corporation or (ii) a dividend payable in shares of Common Stock of the Corporation.

11. AMENDMENT OR TERMINATION OF PLAN.

Except as otherwise provided herein, this Plan may be amended or terminated in whole or in part by the Board of Directors (in its sole discretion), but no such action shall adversely affect or alter any right or obligation with respect to any Award or Stock Option Agreement or Restricted Stock Agreement then in effect, except to the extent that any such action shall be required or desirable (in the opinion of the Corporation or its counsel) so that any Option intended to qualify as an ISO complies with the Code or any rule or regulation promulgated or proposed thereunder. Notwithstanding the foregoing, without approval by the stockholders of the Corporation the Board shall not adopt any amendment that would (i) materially modify the requirements as to the exercise price of Options, (ii) increase the number of shares of Incentive Stock that may be issued under the Plan (except as provided in Section 10 hereof), (iii) materially modify the requirements as to eligibility for participation in the Plan, or (iv) modify the material terms of the Plan as to “covered employees” within the meaning of Section 162(m) of the Code.

12. BURDEN AND BENEFIT.

The terms and provisions of this Plan shall be binding upon, and shall inure to the benefit of, each Participant and such Participant’s executors and administrators, estate, heirs and personal and legal representatives.

13. HEADINGS.

The headings and other captions contained in this Plan are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Plan.

14. INTERPRETATION.

Notwithstanding any provision of this Plan or any provision of any Stock Option Agreement evidencing an option that is intended, in whole or in part, to qualify as an ISO, this Plan and each such Stock Option Agreement and Restricted Stock Agreement are intended to comply with all requirements for qualification under the Code and with any rule or regulation promulgated or proposed thereunder, and shall be interpreted and construed in a manner which is consistent with this Plan and each such Stock Option Agreement and Restricted Stock Agreement being so qualified. This Plan shall be governed by, and construed in accordance with, the substantive laws of the State of Delaware (other than rules of conflicts-of-law or choice-of-law).